For Investor relations:	For press inquiries:
Todd Kehrli	Scott Estro / Rick Loughery
MKR Group, Inc.	Dig Communications
(323) 468-2300	(415)233-6814
todd@mkr-group.com	sestro@digcommunications.com

MTI Announces Receipt of Letter from Nasdaq

Albany, N.Y., April 24, 2009 - Mechanical Technology, Incorporated (“MTI” or “the Company”) (NASDAQ: MKTY) today announced it received a Staff Determination Letter dated April 16, 2009, from the Nasdaq Stock Market (“Nasdaq”) stating that the Company’s shares of common stock were subject to delisting from the Nasdaq Capital Market pursuant to Listing Rule 5210(d) for failure to pay all applicable fees as described in the Listing Rule 5900 Series. Since the Company had previously determined to voluntarily delist its common stock from the Nasdaq Capital Market prior to receiving the letter and filed a Form 25 with the Securities and Exchange Commission and Nasdaq on April 16, 2009, which resulted in the delisting of its common stock at the close of trading today, the Company will not appeal the Staff’s Determination.

Following the delisting, the Company currently anticipates that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock.

About MTI

MTI is primarily engaged in the development and commercialization of Mobion ® off-the-grid portable power solutions through its subsidiary MTI MicroFuel Cells Inc. (“MTI Micro”). MTI Micro has a team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and related intellectual property. MTI Micro has received government funding and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company, please visit www.mechtech.com.

# # #

Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements. Such statements include the expectation that the shares of our common stock will be quoted on the Pink Sheets. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements. It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements. Factors that could cause the anticipated results not to occur include the lack of liquidity in our common stock; and the risk factors listed from time to time in the Company’s SEC reports including but not limited to, our annual report on Form 10-K for the year ended December 31, 2008.